BioSpecifics Technologies Corp. Announces Data from Collaborative
Uterine Fibroid Study Presented at 2013 Society for the Study of
Reproduction Annual Meeting

LYNBROOK, NY – July 23, 2013 – BioSpecifics Technologies Corp. (NASDAQ: BSTC), a biopharmaceutical company developing first in class collagenase-based products marketed as XIAFLEX® (collagenase clostridium histolyticum; CCH) in the U.S., announces that a poster titled, “Biomechanical Evaluation of Human Uterine Fibroids after Exposure to Purified Clostridial Collagenase” was presented today at the Society for the Study of Reproduction 46th Annual Meeting taking place this week in Montreal, Quebec, Canada. The poster provided data which show that highly purified collagenase can reduce the stiffness of human uterine fibroid tissue in laboratory experiments. Increased tissue rigidity has been implicated as a cause of the morbidity associated with uterine fibroids.

“We believe these results are an important step forward in the potential development of CCH as a treatment for uterine fibroids and we look forward to seeing data from ongoing preclinical research,” commented Thomas L. Wegman, President of BioSpecifics. “We are excited to be supporting this innovative research being conducted by Dr. Leppert and Dr. Jayes at Duke Medicine.”

Uterine fibroids are benign tumors with significant co-morbidities, which can include pain, decreased fertility, increased rate of miscarriage, heavy menstrual bleeding and frequent urination, and they contain large amounts of collagen. Uterine fibroids are the primary indication for hysterectomy in this country, accounting for anywhere from 33% to more than 40% of the approximately 600,000 hysterectomies each year.1 Uterine fibroids have been estimated to cost up to $34 billion annually in the U.S.2

The results of this ex vivo study show that treatment of fibroids with determined doses of purified collagenase caused a statistically significant decrease in the stiffness of the tissue. This hypothesis was tested in fibroid tissue obtained after hysterectomy or myomectomy surgery from patients. Tissues were injected with collagenase and compared to control-injected tissue. The stiffness in the fibroid tissue was reduced in a time and dose dependent manner with a p-value ≤ 0.001.

The study is being led by Dr. Phyllis Leppert, a Professor of Obstetrics and Gynecology and Professor of Pathology and her colleague, Dr. Friederike Jayes at Duke Medicine with support from BioSpecifics. Dr. Leppert is a leading researcher in the molecular biology and development of medical treatments for uterine fibroids. This work stems from earlier work of Dr. Leppert conducted at NIH which demonstrated that disorganized interstitial collagens are a major component of uterine fibroids.

“Current treatments for uterine fibroids can be quite invasive, and we believe these are promising data which support further studies with purified collagenase to treat uterine fibroids and help the millions of women worldwide who are suffering from this condition,” commented Dr. Leppert.

1)

Wechter et al. Leiomyoma-related hospitalization and surgery: prevalence and predicted growth based on population trends. Am J Obstet Gynecol. 2011 Nov; 205(5):492.e1-5. doi: 10.1016/j.ajog.2011.07.008. Epub 2011 Jul 20.

2)

Cardozo ER, Clark AD, Banks NK, et al. The estimated annual cost of uterine leiomyomata in the United States. Am J Obstet Gynecol 2012 Mar;206(3):211.e1-9. doi: 10.1016/j.ajog.2011.12.002. Epub 2011 Dec 11.

About BioSpecifics Technologies Corp.

BioSpecifics Technologies Corp. is a biopharmaceutical company that has developed injectable collagenase for twelve clinical indications to date. Injectable collagenase is marketed as XIAFLEX® in the U.S. for the treatment of adult Dupuytren's contracture patients with a palpable cord in the palm by BioSpecifics’ partner, Auxilium Pharmaceuticals, Inc., and is approved for Dupuytren’s contracture in the EU and Canada. CCH is also in clinical development for the treatment of several additional promising indications. The U.S. Food & Drug Administration has accepted for filing Auxilium’s supplemental Biologics License Application for XIAFLEX for the potential treatment of Peyronie’s disease. The FDA is expected to take action on the application by September 6, 2013, and, if approved, XIAFLEX will be the first and only biologic treatment indicated for Peyronie’s disease. Auxilium is also testing CCH for frozen shoulder syndrome (adhesive capsulitis) and cellulite. Auxilium has reported positive top-line data from a Phase IIa frozen shoulder study and expects to initiate a new clinical trial in the second half of 2013. BioSpecifics is currently managing the clinical development of CCH for the treatment of human and canine lipomas, which are both in Phase II clinical trials, with top-line data from both trials expected in the second half of 2013. For more information, please visit www.biospecifics.com.

Forward-Looking Statements

This release includes “forward-looking statements” within the meaning of, and made pursuant to the safe harbor provisions of, the Private Securities Litigation Reform Act of 1995. All statements other than statements of historical fact are “forward-looking statements”. The forward-looking statements include statements concerning, among other things, the potential development of CCH as a treatment for uterine fibroids and the extent to which the provided data are promising; the timing of potential approval by the FDA of XIAFLEX as a treatment for Peyronie’s disease; the timing for Auxilium to initiate a new clinical trial of XIAFLEX as a treatment for frozen shoulder; and the timing of reporting top-line data from BioSpecifics’ trials of XIAFLEX for the treatment of human lipoma and canine lipoma. In some cases, you can identify these statements by forward-looking words such as “believe,” “expect,” “anticipate,” “plan,” “estimate,” “likely,” “may,” “will,” “could,” “continue,” “project,” “predict,” “goal,” the negative or plural of these words, and other similar expressions. Our forward-looking statements are predictions based on our current expectations and our projections about future events. There are a number of important factors that could cause our actual results to differ materially from those indicated by such forward-looking statements, including the uncertainties inherent in the initiation of future clinical trials; the ability of Auxilium and its partners to achieve their objectives for XIAFLEX in their applicable territories; Auxilium or any of its partners modifying their respective objectives and/or allocating resources other than to XIAFLEX; the potential market for XIAFLEX in a given indication being smaller than anticipated; the potential of XIAFLEX to be used in additional indications and the initiation, timing and outcome of clinical trials of XIAFLEX for additional indications; the timing of regulatory filings and action; the receipt of any applicable milestone payments from Auxilium; and other risk factors identified in our Annual Report on Form 10-K for the year ended December 31, 2012, our Quarterly Report on Form 10-Q for the quarter ended March 31, 2013, and our Current Reports on Form 8-K filed with the SEC. All forward-looking statements included in this release are made as of the date hereof, and we assume no obligation to update these forward-looking statements.

Contact:

BioSpecifics Technologies Corp.
Thomas L. Wegman, President
(516) 593-7000
thomas_wegman@biospecifics.com